UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 28, 2012

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

Bank of America Center, Suite 2400
390 North Orange Avenue
Orlando, FL 32801
(Address of Principal Executive Offices, including zip code)

(407) 650-0593
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

James M. Ingram, Executive Vice President and Chief of Sales and Business Development of Parkway Properties, Inc. (the "Company"), has resigned from all employment with the Company effective as of the close of business on August 28, 2012 (the "Resignation Date").  Pursuant to Mr. Ingram's Change in Control Agreement dated January 1, 2008, Mr. Ingram will receive his salary through the Resignation Date as well as payment for any accrued but unused vacation time.  The Company will also pay Mr. Ingram cash severance in the amount of $539,601, which is equal to 1.495 times his current base salary plus his average bonus over the past three years.  All of Mr. Ingram's unvested restricted stock that was awarded under the Company's 2010 Omnibus Equity Incentive Plan, as amended, will be forfeited upon the Resignation Date.

On August 28, 2012, the Company entered into a Consulting Agreement with Mr. Ingram (the "Consulting Agreement").  The Consulting Agreement provides that Mr. Ingram will perform consulting services as requested by the Company through December 31, 2012 and will receive a $184,250 monthly consulting fee.  Mr. Ingram will also receive a commission in the amount of $100,000 if the Company completes the sale of an identified property within nine months after the Resignation Date.  Under the Consulting Agreement, Mr. Ingram provided the Company with a waiver and release and agreed to certain covenants including confidentiality, non-competition and non-solicitation for twenty four months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:            August 28, 2012
PARKWAY PROPERTIES, INC.
By: /s/   Mandy M. Pope
Mandy M. Pope
Executive Vice President and Chief Accounting Officer

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